UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 1, 2005 (August 26, 2005)

MDU Resources Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-3480	41-0423660
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

Schuchart Building
918 East Divide Avenue
P.O. Box 5650
Bismarck, North Dakota 58506-5650
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code (701) 222-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On August 26, 2005, Centennial Energy Holdings, Inc. (Centennial), a wholly-owned subsidiary of MDU Resources Group, Inc., entered into a new five-year revolving credit agreement with various banks (New Credit Agreement) providing for a committed line of credit of $400 million (with provision for an increase, at the option of Centennial on stated conditions, up to a maximum of $450 million). The New Credit Agreement replaced a similar $300 million revolving credit agreement that had an expiration date of August 17, 2007. Centennial plans to use the New Credit Agreement to provide liquidity back-up for its ongoing commercial paper program ($250.5 million of which was outstanding as of August 26, 2005), for payment of other indebtedness outstanding from time to time and for working capital and other general corporate purposes (including funding negotiated acquisitions and other investments permitted under the New Credit Agreement). As of August 26, 2005, there were no outstanding borrowings under the New Credit Agreement.

The New Credit Agreement contains customary covenants and default provisions, including (A) a covenant by Centennial not to permit, as of the end of any fiscal quarter, the ratio of total debt to total capitalization (determined on a consolidated basis) to be greater than 65 percent, and (B) a covenant that does not permit the ratio of Centennial’s earnings before interest, taxes, depreciation and amortization to interest expense (determined on a consolidated basis), for the twelve-month period ended each fiscal quarter, to be less than 2.5 to 1, all as computed in accordance with the terms of the New Credit Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDU RESOURCES GROUP, INC.

Date September 1, 2005	BY /s/ Warren L. Robinson
Warren L. Robinson
Executive Vice President and
Chief Financial Officer